UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2007

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
The information in this report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934.
On May 9, 2007, PlanetOut Inc. announced its financial results for the quarter ended March 31, 2007. A copy of PlanetOut’s press release announcing these financial results and certain other information is furnished as Exhibit 99.1 to this report.
The attached press release includes the non-GAAP financial measures of Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted earnings per share (“Adjusted EPS”) — Basic and Diluted, which are reconciled to net income (loss), net income (loss) and net income (loss) per share — basic and diluted, respectively, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes, when providing our business outlook, and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities and net income (loss) and net income (loss) per share calculated in accordance with generally accepted accounting principles.
Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation, executive transition and other income (expense), net. We consider Adjusted EBITDA to be an important indicator of our operational strength. We deduct other income (expense), net, consisting primarily of interest income (expense) from net income (loss) in calculating Adjusted EBITDA because we regard interest income (expense) to be a non-operating item. This measure also eliminates the effects of depreciation and amortization, executive transition and stock-based compensation expense from period to period, which we believe is useful to our management team and investors in evaluating our operating performance, as depreciation and amortization, executive transition and stock-based compensation costs are not directly attributable to the underlying performance of our business operations. A limitation associated with this measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. We evaluate the costs of such tangible and intangible assets through other financial measures such as capital expenditures. A further limitation associated with this measure is that it does not include stock-based compensation expenses related to our workforce. We compensate for this limitation by providing supplemental information about stock-based compensation expense on the face of our consolidated statements of operations.
Adjusted Net Income (Loss) is defined as net income (loss) excluding stock-based compensation expense. We consider Adjusted Net Income (Loss) to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods and to other companies in our industry. A limitation of Adjusted Net Income (Loss) is that it does not include all items that impact our net income (loss) and net income (loss) per share for the period. Adjusted EPS — Basic and Diluted are defined as Adjusted Net Income (Loss) calculated on a basic and diluted per share basis, respectively.
These measures should be considered in addition to results prepared in accordance with GAAP, but are not a substitute for, or superior to, GAAP results. Consistent with our practice, the non-GAAP measures included in the attached press release have been reconciled to the nearest GAAP measure. The attached press release also contains forward-looking statements relating to PlanetOut’s performance during the full year of 2007. A more thorough discussion of certain factors which may affect PlanetOut’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PlanetOut’s Annual Report on Form 10-K for the year ended December 31, 2006.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished with this report:
     99.1. Press release dated May 9, 2007 containing financial results for PlanetOut Inc. for the quarter ended March 31, 2007 and forward-looking statements relating to PlanetOut’s performance during the full year of 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: May 9, 2007	By:	/s/ Daniel J. Miller
Daniel J. Miller
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits.

99.1	Press release dated May 9, 2007 containing financial results for PlanetOut Inc. for the quarter ended March 31, 2007 and forward-looking statements relating to PlanetOut’s performance during the full year of 2007.